For Immediate Release

Global Aviation Holdings Inc. Completes Exchange Offer for $159,464,000
 Of Its 14% Senior Secured First Lien Notes

PEACHTREE CITY, Ga. (Dec. 21, 2010) — Global Aviation Holdings Inc. announced today the completion of its offer to exchange up to $159,464,000 of 14% Senior Secured First Lien Notes due 2013, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for 14% Senior Secured First Lien Notes, which were issued June 2010 in a private placement (the “Private Notes”). The offer and withdrawal rights expired at 5:00 p.m., New York City time, on Dec.14, 2010, at which time $159,464,000 aggregate principal amount of the Private Notes had been tendered and not withdrawn.  All Private Notes validly tendered and not withdrawn prior to the expiration of the exchange offer have been accepted for exchange.

The terms of the Exchange Notes are substantially identical to the terms of the Private Notes, including subsidiary guarantees, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes. This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security. The exchange offer was made solely by the prospectus dated Nov. 10, 2010 and the related letter of transmittal.

Global Aviation Holdings Inc. is a provider of customized, non-scheduled passenger and cargo air transport services through its subsidiary airlines. World Airways, founded in 1948, operates cargo and passenger charter flights using B747-400 and MD-11 aircraft. North American Airlines, founded in 1989, operates passenger charter flights using B757-200 and B767-300ER aircraft. The company is the largest provider of contracted air transportation services to the U.S. Military.

MEDIA CONTACT:

Steve Forsyth

sforsyth@glah.com

(770) 632-8322